Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS THIRD QUARTER

2015 FINANCIAL RESULTS

- Third Quarter Revenue Increased 10% — YTD Revenue Increased 22% -

- Total Sales and Financing Professionals Reached All Time High -

CALABASAS, Calif., November 5, 2015 —(BUSINESS WIRE)— Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2015. Highlights include:

Third Quarter 2015 Results Compared to Third Quarter 2014

•	Total revenues increased 9.9% to $165.9 million, with real estate brokerage commissions up 8.4%.

•	Financing fees revenue increased by 38.2%.

•	Total number of transactions increased by 11.8% with $1 to $10 million private client real estate brokerage transactions increasing by 17.6%.

•	Net income increased to $15.2 million ($0.39 per common share – Basic and Diluted).

•	Adjusted EBITDA increased to $29.6 million.

Nine Months 2015 Results Compared to Nine Months 2014

•	Total revenue increased 21.6% to $485.9 million, with real estate brokerage commissions up 21.2%.

•	Total number of transactions increased by 13.3%.

•	Sales volume grew 15.6% to $26.9 billion.

•	Net income increased to $46.4 million ($1.19 per common share – Basic and Diluted).

“Our third quarter results reflect ongoing success in effectively executing our growth strategy. We realized healthy year over year growth of 10.5% in total brokerage transactions and 17.6% in our $1 to $10 million private client segment, in brokerage,” stated John Kerin, president and CEO. “We also maintained our focus on driving volume in our specialty divisions, and saw financing revenue growth of 38.2% over the third quarter of 2014. We achieved a healthy growth rate despite heightened global economic concerns, negative headlines and increased volatility in the equity markets,” Mr. Kerin added. “While we continue to see normalization in the pace of our transaction growth as anticipated, we believe that our growth plan will continue to drive growth even as the real estate cycle matures.”

Third Quarter 2015 Results Compared to Third Quarter 2014

Total revenues for the third quarter of 2015 were $165.9 million, compared to $150.9 million for the same period in the prior year, an increase of $15.0 million, or 9.9%. The increase in total revenues is primarily a result of growth in revenues from real estate brokerage commissions which amounted to $151.9 million for the three months ended September 30, 2015 compared to $140.2 million for the same period in the prior year, an increase of $11.7 million or 8.4%. This was driven by a combination of the growth in the number of investment sales transactions and average commission rates. The rise in average commission rate is due to an increase in the proportion of our $1 to $10 million private client transactions as compared to our larger transactions in the institutional segment. These transactions generally earn a higher commission rate. Growth in financing fees, contributed the remaining increase in total revenues.

Total operating expenses for the third quarter of 2015 were $138.5 million, compared to $127.2 million for the same period in the prior year, an increase of $11.3 million, or 8.9%. The increase was primarily driven by a $9.7 million or 10.6% rise in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues increased to 61.5% compared to 61.2% for the same period in the prior year primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals whose commission rates generally increase during the year as they meet certain production thresholds.

Selling, general and administrative expense increased by $1.6 million, or 4.6% during the third quarter of 2015 as compared to the same period in the prior year. The increase was primarily due to (i) salaries and related benefits which are correlated to higher headcount in corporate to support our growth; (ii) sales and promotional expenses driven by marketing expenses to support increased sales activity; (iii) stock-based compensation expense resulting from an increase in the Company’s stock price, which impacted stock-based compensation expense of RSU grants to the Company’s independent contractors, which are required to be measured at fair value and incremental stock-based awards granted since the third quarter of 2014; and (iv) other expense categories primarily driven by our expansion and business growth. The increases were partially offset by a decrease in legal costs due to settlement of outstanding litigation.

Net income for the third quarter of 2015 was $15.2 million or $0.39 per common share (Basic and Diluted) compared to net income of $13.5 million or $0.35 per common share (Basic and Diluted) for the same period in the prior year. Adjusted EBITDA for the third quarter of 2015 was $29.6 million compared to adjusted EBITDA of $25.6 million for the same period in the prior year.

Nine Months 2015 Results Compared to Nine Months 2014

Total revenues for the nine months ended September 30, 2015 were $485.9 million, compared to $399.7 million for the same period in the prior year, an increase of $86.2 million, or 21.6%. Operating expenses for the nine months ended September 30, 2015 were $405.2 million compared to $342.2 million for the same period in the prior year, representing an increase of $62.9 million, or 18.4%. Cost of services as a percent of total revenues increased to 60.4% compared to 60.1% for the same period in the prior year. The Company reported net income for the nine months ended September 30, 2015 of $46.4 million compared with net income of $33.1 million for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2015 was $88.9 million, which represents an increase of $25.7 million, or 40.8%, as compared to $63.1 million in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said “Looking ahead, we believe we are well positioned for future growth albeit at more normalized rates. Our leading market position and room for share expansion within the vast, more stable and active private client segment, national coverage in all property types and opportunity to grow our financing business further remain the key drivers of our growth plan. We continue to benefit from a healthy environment for commercial real estate, capital availability and a highly experienced management team supportive of our strategy.”

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial +1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, November 5, 2015 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, November 19, 2015 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13623004.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of September 30, 2015, the Company has over 1,500 investment sales and financial professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,667 transactions in 2014, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Real estate brokerage commissions	$151,942	$140,220	$446,356	$368,246
Financing fees	10,865	7,864	30,046	22,348
Other revenues	3,069	2,805	9,497	9,150

Total revenues	165,876	150,889	485,899	399,744
Operating expenses:
Cost of services	102,010	92,269	293,725	240,266
Selling, general, and administrative expense	35,646	34,086	109,064	99,570
Depreciation and amortization expense	802	813	2,389	2,399

Total operating expenses	138,458	127,168	405,178	342,235

Operating income	27,418	23,721	80,721	57,509
Other income (expense), net	(464)	(308)	23	(39)
Interest expense	(380)	(397)	(1,349)	(1,202)

Income before provision for income taxes	26,574	23,016	79,395	56,268
Provision for income taxes	11,398	9,493	32,994	23,167

Net income	15,176	13,523	46,401	33,101
Other comprehensive income:
Unrealized gain (loss) on marketable securities, net of tax of $47, $0, $159 and $0 for the three months ended September 30, 2015 and 2014 and the nine months ended September 30, 2015 and 2014, respectively	56	—	(249)	—
Foreign currency translation gain, net of tax of $140, $38, $226 and $40 for the three months ended September 30, 2015 and 2014 and the nine months ended September 30, 2015 and 2014, respectively	234	57	361	60

Total other comprehensive income	290	57	112	60

Comprehensive income	15,466	$13,580	46,513	$33,161

Earnings per share:
Basic	$0.39	$0.35	$1.19	$0.85
Diluted	$0.39	$0.35	$1.19	$0.85
Weighted average common shares outstanding:
Basic	38,890	38,847	38,868	38,847
Diluted	39,160	39,011	39,051	38,949

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $9.4 billion for the three months ended September 30, 2015, encompassing 2,212 transactions consisting of $6.4 billion for real estate brokerage (1,596 transactions), $1.2 billion for financing (409 transactions) and $1.8 billion in other transactions, including consulting and advisory services (207 transactions). Total sales volume was $26.9 billion for the nine months ended September 30, 2015, encompassing 6,255 transactions consisting of $19.9 billion for real estate brokerage (4,522 transactions), $3.3 billion for financing (1,135 transactions) and $3.7 billion in other transactions, including consulting and advisory services (598 transactions). As of September 30, 2015, the Company had 1,433 investment sales professionals and 83 financing professionals. Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2015	2014	2015	2014
Average Number of Sales Professionals	1,415	1,312	1,416	1,271
Average Number of Transactions per Sales Professional	1.1	1.1	3.2	3.2
Average Commission per Transaction	$95,202	$97,105	$98,708	$91,672
Average Transaction Size	$4,008,530	$5,500,284	$4,395,217	$4,463,755
Total Number of Transactions	1,596	1,444	4,522	4,017
Total Sales Volume (in millions)	$6,398	$7,942	$19,875	$17,931

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing	2015	2014	2015	2014
Average Number of Financing Professionals	84	79	83	77
Average Number of Transactions per Financing Professional	4.9	4.1	13.7	12.5
Average Fee per Transaction	$26,565	$24,197	$26,472	$23,231
Average Transaction Size	$3,029,062	$2,950,386	$2,966,008	$2,576,650
Total Number of Transactions	409	325	1,135	962
Total Dollar Volume (in millions)	$1,239	$959	$3,366	$2,479

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	September 30, 2015 (Unaudited)	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$67,632	$149,159
Commissions receivable	3,882	3,412
Employee notes receivable	214	216
Prepaid expenses	6,392	7,536
Income tax receivable	—	1,711
Marketable securities, available for sale	89,764	—
Deferred tax assets, net	14,284	13,600
Other assets, net	3,404	2,839

Total current assets	185,572	178,473
Prepaid rent	8,183	3,645
Property and equipment, net	9,725	7,693
Employee notes receivable	152	162
Marketable securities, available for sale	45,004	14,752
Assets held in rabbi trust	5,334	4,332
Deferred tax assets, net	23,674	21,265
Other assets	6,585	3,282

Total assets	$284,229	$233,604

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,572	$9,488
Accounts payable and accrued expenses – related party, net	92	97
Notes payable to former stockholders	939	894
Commissions payable	23,376	28,932
Income tax payable	7,539	—
Accrued bonuses and other employee related expenses	22,700	27,793

Total current liabilities	62,218	67,204
Deferred compensation and commissions	38,586	36,581
Notes payable to former stockholders	9,671	10,610
Other liabilities	3,402	2,400

Total liabilities	113,877	116,795
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2015 and December 31, 2014	—	—
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,117,674 and 36,918,442 at September 30, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	82,088	75,058
Stock notes receivable from employees	(4)	(4)
Retained earnings	87,993	41,592
Accumulated other comprehensive income	271	159

Total stockholders’ equity	170,352	116,809

Total liabilities and stockholders’ equity	$284,229	$233,604

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, net realized gains on marketable securities, available for sale, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Income	$15,176	$13,523	$46,401	$33,101
Adjustments:
Interest income and other (1)	(323)	(2)	(997)	(6)
Interest expense	380	397	1,349	1,202
Provision for income taxes	11,398	9,493	32,994	23,167
Depreciation and amortization	802	813	2,389	2,399
Stock-based compensation	2,168	1,417	6,750	3,275

Adjusted EBITDA	$29,601	$25,641	$88,886	$63,138

(1)	Other for the three and nine months ended September 30, 2015 consists of $0 and $130,000 of net realized gains on marketable securities, available for sale, respectively.